                                                                     Exhibit 2.1



                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                 August 31, 2000



                                NETSILICON, INC.

                                   PASW, INC.

                         PSI SOFTWORKS TECHNOLOGY, INC.

                                TABLE OF CONTENTS


ARTICLE I  DEFINITIONS............................................................................................1

   1.01.  DEFINITIONS.............................................................................................1

ARTICLE II  PURCHASE AND SALE.....................................................................................3

   2.01.  PURCHASE AND SALE.......................................................................................3
   2.02.  EXCLUDED ASSETS.........................................................................................4
   2.03.  LICENSE OF SELLER'S PROPRIETARY RIGHTS; REGISTRATION RIGHTS AGREEMENT...................................5
   2.04.  ASSUMPTION OF LIABILITIES...............................................................................5
   2.05.  EXCLUDED LIABILITIES....................................................................................5
   2.06.  ASSIGNMENT OF CONTRACTS AND RIGHTS......................................................................6
   2.07.  PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE............................................................6
   2.08.  CLOSING.................................................................................................6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................6

   3.01.  CORPORATE EXISTENCE AND POWER...........................................................................6
   3.02.  CORPORATE AUTHORIZATION.................................................................................7
   3.03.  GOVERNMENTAL AUTHORIZATION..............................................................................7
   3.04.  NON-CONTRAVENTION.......................................................................................7
   3.05.  REQUIRED CONSENTS.......................................................................................7
   3.06.  FINANCIAL INFORMATION...................................................................................7
   3.07.  ABSENCE OF CERTAIN CHANGES..............................................................................7
   3.08.  PROPERTIES..............................................................................................8
   3.09.  NO UNDISCLOSED MATERIAL LIABILITIES.....................................................................8
   3.10.  LITIGATION..............................................................................................8
   3.11.  MATERIAL CONTRACTS......................................................................................9
   3.12.  LICENSES AND PERMITS....................................................................................9
   3.13.  COMPLIANCE WITH LAWS...................................................................................10
   3.14.  PROPRIETARY RIGHTS.....................................................................................10
   3.15.  PRODUCTS...............................................................................................11
   3.16.  EMPLOYEES AND CUSTOMERS................................................................................11
   3.17.  OTHER INFORMATION......................................................................................12
   3.18.  INVESTMENT REPRESENTATIONS.............................................................................12

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................12

   4.01.  ORGANIZATION AND EXISTENCE.............................................................................12
   4.02.  CORPORATE AUTHORIZATION................................................................................12
   4.03.  GOVERNMENTAL AUTHORIZATION.............................................................................13
   4.04.  NON-CONTRAVENTION......................................................................................13
   4.05.  LITIGATION.............................................................................................13
   4.06.  SEC REPORTS............................................................................................13
   4.07.  VALIDITY OF SHARES.....................................................................................13

ARTICLE V  COVENANTS OF SELLER...................................................................................13

   5.01.  NONCOMPETITION.........................................................................................13
   5.02.  CONFIDENTIALITY........................................................................................14
   5.03.  FACILITIES ACCESS AND DISTRIBUTOR ARRANGEMENT..........................................................14

ARTICLE VI  COVENANTS OF BUYER...................................................................................14

   6.01.  ACCESS.................................................................................................14
   6.02.  ADMINISTRATION OF CONTRACTS............................................................................15
   6.03.  CONFIDENTIALITY........................................................................................15
   6.04.  NON-SOLICITATION.......................................................................................15


                                      -i-
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
ARTICLE VII  COVENANTS OF BOTH PARTIES...........................................................................15

   7.01.  BEST EFFORTS; FURTHER ASSURANCES.......................................................................15
   7.02.  PUBLIC ANNOUNCEMENTS...................................................................................15

ARTICLE VIII  TAX MATTERS........................................................................................15

   8.01.  TAX DEFINITIONS........................................................................................15
   8.02.  TAX MATTERS............................................................................................16
   8.03.  TAX COOPERATION; ALLOCATION OF TAXES...................................................................16

ARTICLE IX  EMPLOYEE BENEFITS....................................................................................17

   9.01.  EMPLOYEE BENEFITS DEFINITIONS..........................................................................17
   9.02.  ERISA REPRESENTATIONS..................................................................................18
   9.03.  EMPLOYEES AND OFFERS OF EMPLOYMENT.....................................................................18
   9.04.  SELLER'S EMPLOYEE BENEFIT PLANS........................................................................18
   9.05.  STOCK OPTIONS..........................................................................................19
   9.06.  NO THIRD PARTY BENEFICIARIES...........................................................................19

ARTICLE X  SURVIVAL; INDEMNIFICATION.............................................................................20

   10.01.  SURVIVAL..............................................................................................20
   10.02.  INDEMNIFICATION.......................................................................................20
   10.03.  PROCEDURES; NO WAIVER; EXCLUSIVITY....................................................................20

ARTICLE XI  MISCELLANEOUS........................................................................................21

   11.01.  NOTICES...............................................................................................21
   11.02.  AMENDMENTS; NO WAIVERS................................................................................21
   11.03.  EXPENSES..............................................................................................22
   11.04.  SUCCESSORS AND ASSIGNS................................................................................22
   11.05.  GOVERNING LAW.........................................................................................22
   11.06.  COUNTERPARTS; EFFECTIVENESS...........................................................................22
   11.07.  ENTIRE AGREEMENT......................................................................................22
   11.08.  CAPTIONS..............................................................................................22

EXHIBITS

Exhibit A --  Form of License Agreement
Exhibit B --  Form of Escrow Agreement
Exhibit C --  Form of Registration Rights Agreement

SCHEDULES
Products Schedule
Schedule 3.05        Required Consents
Schedule 3.06        Financial Information
Schedule 3.08        Personal Property
Schedule 3.11        Contracts
Schedule 3.12        Licenses and Permits
Schedule 3.14        Proprietary Rights
Schedule 3.16        Employees
Schedule 3.17        Inventories
Schedule 9.02        Employee Benefits
Schedule 9.03        Employee Offer List

                            ASSET PURCHASE AGREEMENT

          AGREEMENT dated as of August 31, 2000 between NETsilicon, Inc., a Massachusetts corporation ("BUYER"); PASW, Inc., a California corporation ("PASW"); and PSI Softworks Technology, Inc., a California corporation ("PSI TECH"). PASW and PSI Tech are sometimes referred to herein as a "SELLER" or collectively as the "SELLERS". All representations, warranties, covenants and agreements of the Sellers herein are joint and several, whether so expressed or not.

                                   WITNESSETH:

          WHEREAS, PASW, through PSI Tech, conducts a business (the "BUSINESS") whose product range is centered on communications software for the Internet and the Web and whose current major product technologies and expertise include networking and communications protocols, Web Technologies, Real Time Operating Systems and Application and Integration Software;

          WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Sellers, and Sellers desire to sell such assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

          "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

          "ANCILLARY AGREEMENTS" means the License Agreement and the Registration Rights Agreement.

          "BALANCE SHEET" means the unaudited balance sheet of the Business as of August 31, 2000 found in SCHEDULE 3.06.

          "BALANCE SHEET DATE" means August 31, 2000.

          "CLOSING DATE" means the date of the Closing.

          "ESCROW AGENT" means the escrow agent that is a signatory to the Escrow Agreement.

          "ESCROW AGREEMENT" means the Escrow Agreement among Sellers, Buyer and the Escrow Agent in the form set forth in EXHIBIT A.

          "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

          "MATERIAL ADVERSE CHANGE" means a material adverse change in the business, assets, condition (financial or otherwise), or results of operations or prospects of the Business taken as a whole.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations or prospects of the Business taken as a whole.

          "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "PRODUCTS" means the current and proposed products of the Business, including without limitation those listed in the PRODUCTS SCHEDULE.

          "PROPRIETARY RIGHTS" means all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names, domain names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, service methodologies, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

          "SELLERS' PROPRIETARY RIGHTS" means all Proprietary Rights that are owned by any Seller or an Affiliate of any thereof that are used or proposed to be used in the operation of the Business or that relate in any way to the Products.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

                    Term                                                  Section
                    ----                                                  -------

              Ancillary Agreements                                          3.02
              Apportioned Obligations                                       8.03
              Assumed Liabilities                                           2.04
              Benefit Arrangement                                           9.01
              Closing                                                       2.08
              Code                                                          8.01
              Contracts                                                     2.01
              Employee Plan                                                 9.01
              ERISA                                                         9.01
              ERISA Affiliate                                               9.01
              Excluded Assets                                               2.02
              Excluded Liabilities                                          2.05
              Financial Statements                                          3.06
              Indemnified Party                                            10.03
              Indemnifying Party                                           10.03
              License                                                       2.03
              Loss                                                         10.02
              Permits                                                       3.12
              Post-Closing Tax Period                                       8.01
              Pre-Closing Tax Period                                        8.01
              Purchased Assets                                              2.01
              Purchase Price                                                2.07
              Registration Rights Agreement                                 2.03
              Required Consent                                              3.05
              Shares                                                        2.07
              Tax                                                           8.01
              Transferred Employee                                          9.03

                                   ARTICLE II

                                PURCHASE AND SALE

          2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers and Sellers agree to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Sellers or any of them or any Affiliate of a Seller as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by a Seller (the "PURCHASED ASSETS"), and including, without limitation, all right, title and interest of Sellers and their Affiliates in, to and under such of the foregoing as are more specifically described below:


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       (i)     all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles and other tangible property, including without limitation the items listed on SCHEDULE 3.08;

       (ii) all raw materials, work-in-process, finished goods, supplies and other inventories, wherever situated, a listing of which as of a recent date is set forth on SCHEDULE 3.17;

       (iii) all rights under all contracts, agreements, proposals, requests for proposals, leases, licenses, commitments, sales and purchase orders and other instruments, including all employee or consultant confidentiality, inventions and/or non-competition agreements and including without limitation the items listed on SCHEDULE 3.11 (collectively, the "Contracts");

       (iv)    all accounts, notes and other receivables;

       (vi) all prepaid expenses and deposits including without limitation ad valorem taxes, leases and rentals, excluding the deposit on the building at 703 Rancho Conejo Blvd., Newbury Park, California;

       (vii) all of each Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

       (viii) all Proprietary Rights owned or licensed, or used in the Business, by a Seller or its Affiliates or that relate in any way to the Products, including without limitation the items listed on SCHEDULE 3.14;

       (ix) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including without limitation the items listed on SCHEDULE 3.12;

       (x) all books, records, files and papers, reasonably necessary for the current and future conduct of the Business, whether in hard copy or computer format, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to Tax imposed on the Purchased Assets; and

       (xi) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

          2.02. EXCLUDED ASSETS. Buyer expressly understands and agrees that the following assets and properties of Sellers (the "EXCLUDED ASSETS") shall be excluded from the Purchased Assets:

       (i)     all cash and cash equivalents on hand and in banks;

       (ii)    the stock and all assets of iAppliance.com, Inc.;

       (iii)   all of PASW's interest in Financial Services Provider Network;
     and

       (iv) all of PASW's interest in Pacific Softworks Europe Ltd. and Network Research Corporation Japan (which serve certain distribution functions with respect to the Business);

          2.03. LICENSE-BACK OF SELLERS' PROPRIETARY RIGHTS; REGISTRATION RIGHTS AGREEMENT. Simultaneously with the Closing, Buyer is licensing back to PASW and its subsidiaries certain Proprietary Rights acquired by Buyer pursuant to this Agreement pursuant a license agreement in the form attached hereto as EXHIBIT B (the "LICENSE"). Simultaneously with the Closing, Buyer and PASW are entering into a Registration Rights Agreement in the form attached hereto as EXHIBIT C (the "REGISTRATION RIGHTS Agreement").

          2.04. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Buyer hereby assumes the following liabilities of Sellers and no others (the "ASSUMED LIABILITIES"): all liabilities and obligations of a Seller arising under the Contracts on and after the Closing Date to the extent that such Contracts are assigned to Buyer or the benefits thereof effectively made available to Buyer pursuant to Section 2.06, other than liabilities or obligations, (whether or not asserted or arising before or after the Closing) attributable to any failure by a Seller to comply with the terms of any Contracts.

          2.05. EXCLUDED LIABILITIES. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of any Seller or any Affiliate of any Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Sellers or their Affiliates (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES"). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this
Agreement:

          (i) any obligation or liability for Tax (i) arising from or with respect to the Purchased Assets or the operation of the Business which is incurred in or attributable to any Pre-Closing Tax Period, (ii) imposed on Buyer pursuant to transferee or successor liability, by contract, under principles of law analogous to Treas. Reg. Section 1.502-6 or otherwise or
     (iii) attributable to the transactions contemplated by this Agreement;

          (ii) any liabilities or obligations of a Seller relating to employee benefits or compensation arrangements, including, without limitation, any liabilities or obligations under any of a Seller's employee benefit agreements, plans or other arrangements listed on SCHEDULE 9.02; and

          (iii) a Seller's obligation to provide accrued vacation pay to the Transferred Employees, which obligation PASW shall satisfy in cash by direct payment to the Transferred Employees within five business days after the Closing.

          2.06. ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or a Seller thereunder. Sellers and Buyer will use their best efforts (but without any payment of money by Sellers or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of a Seller thereunder so that Buyer would not in fact receive all such rights, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which a Seller would enforce for the benefit of Buyer, with Buyer assuming a Seller's obligations, any and all rights of a Seller against a third party thereto. Sellers will promptly pay to Buyer when received all monies received by a Seller under any Purchased Asset or any claim or right or any benefit arising thereunder on or after the Closing Date. In such event, Sellers and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Sellers, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

          2.07. PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE. The purchase price for the Purchased Assets and the covenant not to compete contained in Section
5.04 (the "PURCHASE PRICE") is (a) 90,000 shares of the Common Stock of Buyer (the "SHARES") and (b) the assumption of the Assumed Liabilities.

          2.08. CLOSING. The closing (the "CLOSING") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder is taking place simultaneously with the execution of this Agreement. Of the Purchase Price, 81,000 Shares, registered in the name of PASW, are being delivered directly to PASW by Buyer and 9,000 Shares, registered in the name of PASW, are being delivered by Buyer to the Escrow Agent to be held and disbursed in accordance with the Escrow Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Sellers hereby jointly and severally represent and warrant to Buyer that:

          3.01. CORPORATE EXISTENCE AND POWER. Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of California, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on the Business.

          3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by each of the Sellers, as applicable, of this Agreement, the License Agreement, the Registration Rights Agreement and each of the other agreements being executed in connection herewith (the "ANCILLARY AGREEMENTS"), and the consummation by Sellers of the transactions contemplated hereby and thereby are within each Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of each Seller. This Agreement and each of the Ancillary Agreements to which a Seller is a party constitute valid and binding agreements of such Seller enforceable in accordance with their terms.

          3.03. GOVERNMENTAL AUTHORIZATION. The execution delivery and performance by Sellers of this Agreement and each of the Ancillary Agreements, as applicable, do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority.

          3.04. NON-CONTRAVENTION. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements, as applicable, do not and will not (i) contravene or conflict with the corporate charter or bylaws of a Seller, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to a Seller or the Business; (iii) assuming the receipt of all Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of a Seller or to a loss of any benefit relating to the Business to which a Seller is entitled under any provision of any agreement, contract or other instrument binding upon a Seller or by which any of the Purchased Assets is or may be bound, or any Permit or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

          3.05. REQUIRED CONSENTS. SCHEDULE 3.05 sets forth each agreement, contract or other instrument binding upon a Seller or any Permit requiring a consent as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a "REQUIRED CONSENT").

          3.06. FINANCIAL INFORMATION. The Balance Sheet and the related unaudited statements of operations and cash flows for the Business taken as a whole for the years and the interim periods set forth in SCHEDULE 3.06 (collectively, the "FINANCIAL STATEMENTS") fairly present in accordance with generally accepted accounting principles, the financial position of the Business as of the dates thereof and its results of operations and cash flows for the periods then ended. The Financial Statements are attached hereto as SCHEDULE 3.06.

          3.07. ABSENCE OF CERTAIN CHANGES. Since December 31, 1999, Sellers have conducted the Business in the ordinary course consistent with past practices, and there has not been:

          (a) Any Material Adverse Change, or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          (b)  any creation or other incurrence of any Lien on any Purchased
     Asset;

          (c) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

          (d) any transaction, contract, agreement or other instrument entered into, or commitment made, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by a Seller of any contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (e) any (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increase in benefits payable under an existing severance or termination pay policies or employment agreements or (iv) other than in the ordinary course of business, increase in compensation, bonus or other benefits payable to employees of the Business; or

          (f) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

          3.08. PROPERTIES. SCHEDULE 3.08 contains a list of all personal property included in the Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens. The Purchased Assets, and the Excluded Assets specified in
Section 2.02 (i) and (iv), together constitute all of the assets or property used or held for use primarily in the Business.

          3.09. NO UNDISCLOSED MATERIAL LIABILITIES. To the knowledge of Sellers, there are no material liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that could have an adverse effect on the operation of the Business by Buyer.

          3.10. LITIGATION. To the knowledge of Sellers, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Sellers, threatened against or affecting, the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

          3.11. MATERIAL CONTRACTS. (a) Except for the Contracts disclosed in
SCHEDULE 3.11 or any other Schedule to this Agreement, in each case below with respect to the Business, Seller is not a party to or subject to:

          (i) any contract or the purchase of materials, supplies, goods, services, equipment or other assets used primarily in the Business providing for annual payments by a Seller of, or pursuant to which in the last year a Seller paid in the aggregate, $15,000 or more;

          (ii) any sales, distribution or other similar agreement for goods or services provided by the Business;

          (iii) any partnership, joint venture or other similar contract arrangement or agreement;

          (iv) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by a Seller;

          (v) any agency, dealer, sales representative or other similar agreement;

          (vi) any agreement, contract or commitment that substantially limits the freedom of a Seller to compete in any line of business or with any Person that in any way could limit the freedom of the Buyer to conduct the Business after the Closing Date; or

          (vii) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Business taken as a whole and all material ongoing contracts for services.

          (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.11(a) is valid and binding agreement of a Seller and is in full force and effect, and neither any Seller nor, to the knowledge of any Seller, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the knowledge of a Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

          3.12. LICENSES AND PERMITS. SCHEDULE 3.12 correctly described each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing such license or permit (the "PERMITS"). Except as set forth on the SCHEDULE 3.12, such Permits are valid and in full force and effect and, assuming the receipt of the related Required Consents, are transferable by Sellers and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained, have all of the right, title and interest in all the Permits.

          3.13. COMPLIANCE WITH LAWS. Sellers are not in violation of, has not for the last three years violated, and to Seller's knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.14. PROPRIETARY RIGHTS. (a) SCHEDULE 3.14 contains a list of all of the following that are included in Sellers' Proprietary Rights: (i) patents and patent applications; (ii) trademarks, tradenames, domain names and service marks and registrations thereof and applications therefor; and (iii) registered copyrights and applications for copyright registration; as well as licenses relating to any of the foregoing. SCHEDULE 3.14 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date.

          (b) Sellers own or have the right to use all of Sellers' Proprietary Rights. Upon execution and delivery by Sellers to Buyer of the instruments of conveyance contemplated by this Agreement, each item of Sellers' Proprietary Rights will be owned or available for use by Buyer on identical terms and conditions immediately following the Closing, except as otherwise indicated on SCHEDULE 3.14. Seller has taken reasonable and customary measures to protect the proprietary nature of Sellers' Proprietary Rights and to maintain in confidence the trade secrets and confidential information that it owns or uses in the Business. To Sellers' knowledge, no other Person or has any rights to any item of Sellers' Proprietary Rights or has any rights to any of the Sellers' Proprietary Rights, except that the items of Sellers' Proprietary Rights identified on SCHEDULE 3.14 as licensed to Seller are owned by the respective owners identified on
     SCHEDULE 3.14, and, to Sellers' knowledge, no other Person is infringing, violating or misappropriating any of Sellers' Proprietary Rights, except as otherwise indicated on SCHEDULE 3.14.

          (c) Except as set forth in SCHEDULE 3.14, to Sellers' knowledge, none of the activities or business presently conducted by the Business or conducted by the Business at any time in the last three years infringes or violates, or constitutes a misappropriation of, any Proprietary Rights of any other person or entity. Except as set forth in SCHEDULE 3.14, no Seller has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (d) Except as set forth in SCHEDULE 3.14, with respect to each item of Sellers' Proprietary Rights:

               (i) Sellers possess all right, title and interest in and to such item;

               (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

               (iii) Sellers have not agreed, except in the ordinary course of business consistent with past practices in conjunction with product sales, to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

          (e) SCHEDULE 3.14 identifies each item of Sellers' Proprietary Rights used in the operation of the Business that is owned by a party other than Seller. All licenses or other agreements pursuant to which Sellers use such items are listed on SCHEDULE 3.14. Except as set forth in SCHEDULE 3.14, with respect to each such item:

               (i) the license or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Sellers, and, to Sellers' knowledge, with respect to every other party thereto;

               (ii) except as set forth in SCHEDULE 3.14, each such license or other agreement to which a Seller is a party is assignable by such Seller to Buyer without the consent or approval of or any payment to any party, and all such licenses and other agreements will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such license or other agreement;

               (iii) except as set forth in SCHEDULE 3.14, no Seller, nor, to Sellers' knowledge, any other party is in breach or default under any such license or other agreement, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration thereunder; and

               (iv) to Sellers' knowledge, each of the underlying items of Sellers' Proprietary Rights is not subject to any outstanding judgment, order, decree, stipulation or injunction.

          3.15. PRODUCTS. Each of the products produced or sold by Sellers in connection with the Business is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws.

          3.16. EMPLOYEES AND CUSTOMERS. SCHEDULE 3.16 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Business. None of such employees has indicated to Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement. No Person that has been a customer of the Business within the past twelve months has indicated to Seller that it intends to terminate its relationship with Seller.

          3.17. OTHER INFORMATION. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

          3.18. INVESTMENT REPRESENTATIONS.

          (a) PASW understands that the issuance and sale of the Shares has not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and that the Shares are being offered and sold pursuant to an exemption from registration thereunder in reliance in part upon PASW's representations contained in this Agreement.

          (b) PASW is an accredited investor within the meaning of Regulation D under the Securities Act. PASW has sufficient experience in evaluating and investing in private placement transactions of securities that it is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests.

          (c) PASW understands that the resale and distribution of the Shares is restricted under the securities laws and that it must bear the economic risk of this investment indefinitely unless the resale of the Shares is registered under the Securities Act or an exemption from registration is available. PASW understands that the Company has no obligation to register the resale of the Shares. PASW also understands that there is no assurance that any exemption from registration under the Securities Act will be available for any such resale and that, even if available, such exemption may not allow PASW to transfer all or any portion of the Shares in the circumstances, in the amounts, or at the times PASW might propose.

          (d) PASW is acquiring the Shares for its own account for investment only, and not with a view towards their distribution in violation of applicable securities laws.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warranties to Sellers that:

          4.01. ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts.

          4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party constitute valid and binding agreements of Buyer, enforceable in accordance with their terms.

          4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

          4.04. NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements do not and will not
(i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer.

          4.05. LITIGATION. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

          4.06. SEC REPORTS. Buyer has advised PASW that it is a public company subject to the reporting requirements of the Securities and Exchange Commission (the "COMMISSION") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and advised PASW to review Buyer's most recent Form 10-K and proxy statement filed thereunder and any additional filings made thereunder since such documents were filed. All such reports and other filings are referred to herein as the "REPORTS". As of their respective dates, the Reports complied in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations.

          4.07. VALIDITY OF SHARES. The Shares, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable.

                                    ARTICLE V

                              COVENANTS OF SELLERS

          Sellers agree that:

          5.01. NONCOMPETITION. (a) Sellers agree that for a period of two full years from the Closing Date, no Seller and no Affiliate thereof shall:

          (i) engage, either directly or indirectly, as a principal or for its own account, solely or jointly with others, or through any form of ownership in another Person, or otherwise, in any business that is competitive with the Business as now conducted; or

          (ii) employ or solicit, or receive or accept the performance of services by, any Transferred Employee or any other employee of Buyer, other than pursuant to any support and maintenance agreements that may be entered into by Buyer and one or more Sellers or their Affiliates.

          (b) If any provision contained in this Section shall for any reason by held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Sellers acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Sellers agree that Buyer shall be entitled to injunctive relief requiring specific performance by Sellers of this Section, and Sellers consent to the entry thereof.

          5.02. CONFIDENTIALITY. Sellers will hold, and will use its best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer or the Business.

          5.03. FACILITIES ACCESS AND DISTRIBUTOR ARRANGEMENT. Sellers shall permit the Business to be conducted from its Newbury Park, California facilities for the time period and on the terms and conditions set forth in a sublease agreement between PASW and Buyer that is being executed simultaneously with the execution of this Agreement. PASW is also causing its Japanese subsidiary to enter into a short-term distribution agreement with Buyer simultaneously with the execution of this Agreement.

                                   ARTICLE VI

                               COVENANTS OF BUYER

          Buyer agrees that:

          6.01. ACCESS. On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Sellers to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Sellers shall not unreasonably interfere with the conduct of the business of Buyer.

          6.02. ACCOUNTS RECEIVABLE. All payments received by a Seller in respect of accounts receivable of the Business after the date of the Closing shall be immediately remitted to Buyer.

          6.03. CONFIDENTIALITY. Buyer will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller (not including items relating to the Business).

          6.04. NON-SOLICITATION. Buyer agrees that for a period of two (2) years from the Closing Date, neither it nor any of its Affiliates will solicit the employment of any employee of any Seller who has not previously terminated his or her employment with such Seller.

                                   ARTICLE VII

                            COVENANTS OF BOTH PARTIES

          The parties hereto agree that:

          7.01. BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Sellers and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets and the full benefits of the Business.

          7.02. PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

                                  ARTICLE VIII

                                   TAX MATTERS

          8.01. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "POST-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending after the Closing Date.

          "PRE-CLOSING TAX PERIOD" means any Tax period (or portion thereof) ending on or before the Closing Date.

          "TAX" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

          8.02. TAX MATTERS. Sellers hereby represents and warrants to Buyer that:

          (a) Sellers have timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

          (b) Seller will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

          (c) No state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Tax. Sellers have withheld and paid (and in connection with the options described in Section 9.05 hereof will withhold and pay) all Taxes required (or that will be required) to have been paid or owing to any employee, independent contractor, creditor or third party with respect to the Business. No portion of the Purchase Price is subject to any Tax withholding provision of Federal, state, local or foreign law.

          8.03. TAX COOPERATION; ALLOCATION OF TAXES. (a) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03.

          (b) All real property taxes, personal property taxes and similar AD VALOREM obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "APPORTIONED OBLIGATIONS") shall be apportioned between Sellers and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, Sellers and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Sellers shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Sellers shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Sellers or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

          (e) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Sellers.

                                   ARTICLE IX

                                EMPLOYEE BENEFITS

          9.01. EMPLOYEE BENEFITS DEFINITIONS. The following terms, as used herein, having the following meanings:

          "BENEFIT ARRANGEMENT" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan and (ii) is maintained or contributed to by a Seller or any of its ERISA Affiliates.

          "EMPLOYEE PLAN" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates, as the case may be.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

          9.02. ERISA REPRESENTATIONS. Sellers hereby represent and warrant to Buyer that:

         (a) SCHEDULE 9.02 lists each Employee Plan and each Benefit Arrangement that covers any employee of the Business, copies or descriptions of all of which have previously been made available or furnished to Buyer.

         (b) Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan or Benefit Arrangement.

         (c) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or been obligated to contribute to any Plan that is subject to Title IV of ERISA or any Plan that is a multiemployer plan, as defined in
Section 3(37) of ERISA.

         (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Sellers have furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.

         (e) No employee of the Business will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby, except as described on SCHEDULE 9.02.

          9.03. EMPLOYEES AND OFFERS OF EMPLOYMENT.

          Buyer has offered employment to all employees of the Business listed on SCHEDULE 9.03; provided that Buyer may terminate at any time the employment of any employee who accepts such offer. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the "TRANSFERRED EMPLOYEES". Sellers will not take, any action that would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee begins employment with Buyer.

          9.04. SELLER'S EMPLOYEE BENEFIT PLANS. (a) Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each employee or former employee (including any beneficiary thereof) of the Business, including all of the Transferred Employees. Any benefits accrued as of the Closing Date by Transferred Employees under the Employee Plans and Benefit Arrangements shall be promptly paid by Sellers to the Transferred Employees, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto. No assets of any Employee Plan or Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. With respect to Sellers' 401(k) Plan, Sellers shall amend the 401(k) Plan to provide that Transferred Employees shall be entitled to a pro rata portion, based on the number of days of the current plan year that occur before and including the Closing Date, of any contribution to the 401(k) Plan by Sellers in respect of the current plan year. Accrued benefits or account balances of Transferred Employees under the Employee Plans and Benefit Arrangements shall be fully vested as of the Closing Date.

          (b) For purposes of Seller's defined contribution plans (including any 401(k) Plan), Sellers shall treat the Transferred Employees as having been terminated. As soon as practicable after the next valuation date under such plan, Sellers shall permit each Transferred Employees to elect a direct rollover of his account balance to Buyer's defined contribution plan. Buyer or one of its Affiliates may require evidence satisfactory to the Buyer that the Sellers' plan(s) is/are qualified under Code Section 401(a) and that the Transferred Employee's rollover qualifies for a direct rollover treatment. Each of the parties shall pay its own expenses in connection with such rollovers. Neither Buyer nor any of its Affiliates shall assume any obligations or liabilities under or attributable to the 401(k) Plan, the same to be retained by Seller.

          (c) Sellers shall treat all employees (and their beneficiaries) who terminate employment with Sellers as a result of this sale (regardless of whether the employee becomes a Transferred Employee) as "Qualified Beneficiaries" entitled to continuation health coverage as described in Section 4980B of the Code and shall continue to provide COBRA Coverage for the maximum period required by law to any former employee (or beneficiary) who is receiving COBRA Coverage on the Closing Date. Sellers shall notify Buyer promptly if it ceases to provide any group health coverage to any of its employees.

          9.05. STOCK OPTIONS. Sellers shall not amend the terms of any stock option held by any Transferred Employee without the consent of Buyer. Buyer intends to establish a pool of options to purchase 50,000 shares of its common stock to be made available to the Transferred Employees if the business unit of Buyer that employes such employees meets certain performance milestones to be established by Buyer. Such option are to be granted at fair market value under Buyer's current stock option plan consistent with current vesting provisions and other terms.

          9.06. NO THIRD PARTY BENEFICIARIES. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this
Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

          10.01. SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until December 31, 2001. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

          10.02. INDEMNIFICATION. (a) Sellers hereby jointly and severally indemnify Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "LOSS") incurred or suffered by Buyer or any of its Affiliates arising out of:

          (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by a Seller pursuant to this Agreement; or

          (ii) the failure of a Seller to pay in full any Excluded Liability;

provided that Sellers shall not be liable under Section 10.02(a)(i) unless the aggregate amount of Loss with respect to all matters referred to in this Section 10.02(a)(i) exceeds $50,000 and then only to the extent of such excess. The Shares held pursuant to the Escrow Agreement shall be the first, but not the sole source, for payments owing to Buyer under this Article X.

          (b) Buyer hereby indemnifies Sellers and its Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by Sellers or any of their Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement.

          10.03. PROCEDURES; NO WAIVER; EXCLUSIVITY. (a) The party seeking indemnification under Section 10.02 (the "INDEMNIFIED PARTY") agrees to give prompt notice to the party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under
Section 10.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

          (b) Section 10.02 and the provisions of the Escrow Agreement will provide the exclusive remedy for any misrepresentation or breach of warranty under this Agreement.


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


                                   ARTICLE XI

                                  MISCELLANEOUS

          11.01. NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telex, fax or similar writing) and shall be given,

          if to Buyer, to:

               NETsilicon, Inc.
               411 Waverly Oaks Road, Building 227
               Waltham, MA 02452
               Attention: Chief Financial Officer
               Fax: (781) 398-4877

               with a copy to:

               Edwin L. Miller, Jr., Esq.
               Testa, Hurwitz & Thibeault, LLP
               125 High Street
               Boston, MA 02110
               Fax: (617) 248-7100

          if to Sellers, to:

               PASW, Inc.
               703 Rancho Conejo Blvd.
               Newbury Park, CA 91321
               Attention: Chief Financial Officer
               Fax: (805) 499-7722

               with a copy to:

               Joseph Lechman, Esq.
               Gose and Lechman
               1200 Paseo Camarillo, Suite 295
               Camarillo, CA 93010
               Fax: (805) 389-7375

          11.02. AMENDMENTS; NO WAIVERS. (a) Any provisions of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof


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


preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          11.03. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          11.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          11.05. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts.

          11.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

          11.07. ENTIRE AGREEMENT. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement and the Ancillary Agreements, nor any provision hereof or thereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          11.08. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.


                      [Signature page immediately follows.]

                                                                NETsilicon, Inc.
                                                        Asset Purchase Agreement

          IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         NETSILICON, INC.

                                         By:___________________________
                                         Name:
                                         Title:


                                         PASW, INC.

                                         By:___________________________
                                         Name:
                                         Title:

                                         PSI SOFTWORKS TECHNOLOGY, INC.

                                         By:___________________________
                                         Name:
                                         Title:


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